For Immediate Release

Date: February 12, 2015

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Fourth Quarter Results

BELMONT, MA, February 12, 2015 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported record annual earnings for 2014. The Bank has continued to experience good growth in deposits and loans while maintaining asset quality.

The Company reported net income of $1.4 million, or $0.16 per diluted share, for the quarter ended December 31, 2014, compared to net income of $645,000, or $0.07 per diluted share, for the quarter ended December 31, 2013. For the year ended December 31, 2014, the Company reported net income of $4.3 million, or $0.49 per diluted share, as compared to net income of $2.0 million, or $0.22 per diluted share, for the year ended December 31, 2013.

Robert M. Mahoney, President and Chief Executive Officer, said, "2014 was another year of balance sheet and income growth. As our scale increases, we would expect further improvement in profitability."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended December 31, 2014 was $8.5 million as compared to $7.6 million for the quarter ended December 31, 2013, or a 12.9% increase. The provision for loan losses for the quarter ended December 31, 2014 was $565,000 as compared to a provision for loan losses of $632,000 for the quarter ended December 31, 2013, or a 10.6% decrease. This resulted in a $1.0 million, or a 15.0% increase in net interest and dividend income after provision for loan losses for the quarter ended December 31, 2014 as compared to the quarter ended December 31, 2013. Net interest and dividend income before provision for loan losses for the year ended December 31, 2014 was $31.6 million as compared to $26.0 million for the year ended December 31, 2013, or a 21.6% increase. The provision for loan losses for the year ended December 31, 2014 was $1.6 million, as compared to $1.5 million for the year ended December 31, 2013, or a 3.6% increase. This resulted in a $5.6 million or a 22.7% increase in net interest and dividend income after provision for loan losses for the year ended December 31, 2014 as compared to the year ended December 31, 2013.

NONINTEREST INCOME

Noninterest income for the quarter ended December 31, 2014 was $920,000 as compared to $802,000 for the quarter ended December 31, 2013, an increase of $118,000, or 14.7%. This increase was primarily driven by greater net gains on sales of loans of $102,000 and additional income from bank owned life insurance of $85,000. These increases were partially offset by a decrease in loan servicing fee income of $70,000. Noninterest income for the year ended December 31, 2014 was $3.3 million as compared to $3.6 million for the year ended December 31, 2013, a decrease of $315,000, or 8.7%. This decrease was primarily driven by less net gains on sales of loans of $538,000 as we benefited less during the year ended December 31, 2014 from the interest rate environment as compared to the year ended December 31, 2013. This decrease was partially offset by an increase in income from bank owned life insurance of $124,000 and an increase in loan servicing fee income of $76,000.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended December 31, 2014 was $6.7 million as compared to $6.8 million for the quarter ended December 31, 2013, or a decrease of 2.1%. Our efficiency ratio improved to 70.4% during the quarter ended December 31, 2014 from 81.3% during the quarter ended December 31, 2013. Noninterest expense for the twelve months ended December 31, 2014 was $26.5 million as compared to $25.1 million for the year ended December 31, 2013. This increase of $1.4 million, or 5.6%, was primarily driven by an increase in salaries and employee benefits of $1.4 million, which included the full year impact of adding personnel for two additional branches.

BALANCE SHEET

At December 31, 2014, total assets were $1.4 billion, an increase of $370.9 million or 35.2% from $1.1 billion at December 31, 2013. The Company experienced net loan growth of $340.4 million, or 40.6%, from December 31, 2013. Residential one-to-four family loans, commercial real estate loans, home equity lines of credit, and indirect auto loans increased by $162.9 million, $86.9 million, $39.2 million and $32.2 million, respectively. The asset growth was funded by customer deposits, brokered CD’s and borrowings from the Federal Home Loan Bank.

At December 31, 2014, deposits totaled $984.6 million, an increase of $219.8 million or 28.7% from $764.8 million at December 31, 2013. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $139.8 million from December 31, 2013. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “The continuing momentum in core deposit growth was an important contributor to our success in 2014. Each of our business segments, Retail, Business Banking, Municipal Banking and Commercial Real Estate grew their customer relationships and their deposit base consistently throughout the year.”

Total stockholders’ equity increased by $6.6 million from $130.4 million as of December 31, 2013 to $137.0 million as of December 31, 2014. This increase is primarily the result of earnings of $4.3 million and a $2.0 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of December 31, 2014 was $8.9 million and 0.75%, respectively, as compared to $8.0 million and 0.95%, respectively, as of December 31, 2013.  For the three and twelve months ended December 31, 2014 the Company recorded net charge offs of $3,000 and $628,000, respectively, as compared to net recoveries of $1,000 and $21,000, respectively, for the three and twelve months, ending December 31, 2013. Included in our year to date charge offs were $573,000 related to loans that were made in 2005 to one borrower. We determined the loans were collateral dependent, which required that we charge off the loan balance that was in excess of the estimated fair value of the collateral. The loans previously had specific allowances of $555,000. Total non-performing assets were $2.8 million, or 0.21% of total assets, as of December 31, 2014, as compared to $4.1 million, or 0.39% of total assets, as of December 31, 2013.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$ 2,275	$ 2,203
Interest-bearing deposits in other banks	49,492	35,839
Cash and cash equivalents	51,767	38,042
Interest-bearing time deposits with other banks	131	119
Investments in available-for-sale securities	22,079	21,921
Investments in held-to-maturity securities (fair value of $119,447 as of
December 31, 2014 and $118,981 as of December 31, 2013)	118,528	119,776
Federal Home Loan Bank stock, at cost	13,712	7,712
Loans, net of allowance for loan losses of $8,881 as of
December 31, 2014 and $7,958 as of December 31, 2013	1,179,399	839,013
Premises and equipment, net	3,066	3,327
Accrued interest receivable	2,977	2,241
Deferred tax asset, net	5,642	5,146
Income taxes receivable	321	-
Bank-owned life insurance	23,888	13,325
Other assets	4,040	3,997
Total assets	$ 1,425,550	$ 1,054,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 179,205	$ 139,733
Interest-bearing	805,357	625,020
Total deposits	984,562	764,753
Federal Home Loan Bank advances	285,100	142,100
Securities sold under agreements to repurchase	1,392	2,127
Other borrowed funds	1,067	1,113
Accrued interest payable	961	683
Deferred compensation liability	5,751	5,137
Income taxes payable	-	178
Other liabilities	9,707	8,107
Total liabilities	1,288,540	924,198
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,067,792 and 9,055,808
shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	91	91
Additional paid-in capital	87,428	85,449
Retained earnings	53,603	49,312
Accumulated other comprehensive loss	(22)	(188)
Unearned compensation - ESOP	(4,090)	(4,243)
Total stockholders' equity	137,010	130,421
Total liabilities and stockholders' equity	$ 1,425,550	$ 1,054,619

Asset Quality Data:
Total non-performing assets	$ 2,818	$ 4,115
Total non-performing loans	$ 2,770	$ 4,115
Non-performing loans to total loans	0.23%	0.49%
Non-performing assets to total assets	0.21%	0.39%
Allowance for loan losses to non-performing loans	320.59%	193.39%
Allowance for loan losses to total loans	0.75%	0.95%

Share Data:
Outstanding common shares	9,067,792	9,055,808
Book value per share	$ 15.11	$ 14.40

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$ 9,764	$ 7,982	$ 35,296	$ 28,407
Interest on taxable debt securities	773	865	3,131	2,455
Dividends	42	7	143	28
Other interest income	21	21	85	82
Total interest and dividend income	10,600	8,875	38,655	30,972
Interest expense:
Interest on deposits	1,678	1,103	5,809	4,215
Interest on Federal Home Loan Bank advances	382	204	1,209	735
Interest on securities sold under agreements to repurchase	1	1	3	4
Interest on other borrowed funds	7	8	30	33
Total interest expense	2,068	1,316	7,051	4,987
Net interest and dividend income	8,532	7,559	31,604	25,985
Provision for loan losses	565	632	1,552	1,498
Net interest and dividend income after provision
for loan losses	7,967	6,927	30,052	24,487
Noninterest income:
Customer service fees	210	228	874	938
Income from bank-owned life insurance	207	122	559	435
Net gain on sales of loans	158	56	486	1,024
Net gain on sales and calls of securities	-	-	-	34
Loan servicing fee income	190	260	826	750
Other income	155	136	546	425
Total noninterest income	920	802	3,291	3,606
Noninterest expense:
Salaries and employee benefits	4,119	4,086	16,581	15,207
Director compensation	326	195	1,032	889
Occupancy expense	256	266	1,060	951
Equipment expense	150	196	605	650
Deposit insurance	195	145	749	575
Data processing	705	738	2,933	2,777
Professional fees	182	307	765	929
Marketing	232	337	975	999
Other expense	492	527	1,790	2,114
Total noninterest expense	6,657	6,797	26,490	25,091
Income before income tax expense	2,230	932	6,853	3,002
Income tax expense	862	287	2,562	1,042
Net income	$ 1,368	$ 645	$ 4,291	$ 1,960
Earnings per share
Basic	$ 0.16	$ 0.07	$ 0.50	$ 0.22
Diluted	$ 0.16	$ 0.07	$ 0.49	$ 0.22

Return on average assets	0.40%	0.25%	0.35%	0.21%
Return on average equity	3.98%	1.97%	3.20%	1.50%
Interest rate spread	2.40%	2.81%	2.47%	2.69%
Net interest margin	2.56%	2.98%	2.64%	2.89%
Efficiency ratio	70.44%	81.28%	75.91%	84.79%